As filed with the Securities and Exchange Commission on March 28, 2003
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Koninklijke Philips Electronics N.V.
(Exact Name of Registrant as Specified in Its Charter)

Royal Philips Electronics
(Registrant’s Name for Use in English)

The Netherlands
(State or Other Jurisdiction of Incorporation or Organization)

None
(I.R.S. Employer Identification Number)

Breitner Tower, Amstelplein 2, 1096 BC Amsterdam, The Netherlands
(Address of Principal Executive Offices)

Royal Philips Electronics Nonqualified Stock Purchase Plan
Royal Philips Electronics Corporate Stock Option Plan 2002
Royal Philips Electronics Long-Term Incentive Plan 2003
(Full Title of the Plans)

Belinda Chew
1251 Avenue of the Americas, New York, New York 10020-1104
(212) 536-0633
(Name, Address and Telephone Number of Agent for Service)

Please Send Copies of Communications to:
Andrew D. Soussloff
Sullivan & Cromwell LLP
125 Broad Street, New York, New York 10004-2498
Telephone: (212) 558-4000
Facsimile: (212) 558-3588

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares of Koninklijke Philips Electronics N.V., par value 0.20 Euro per share (1)	39,441,535 shares	$16.82	$663,406,619	$53,670
(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Royal Philips Electronics Nonqualified Stock Purchase Plan. Pursuant to Rule 457(h)(2), no fee is payable with respect to the registration of these interests.

(2)	2,500,000 of the shares are registered to be offered or sold pursuant to the Royal Philips Electronics Nonqualified Stock Purchase Plan, 20,941,535 of the shares are registered to be offered or sold pursuant to the Royal Philips Electronics Corporate Stock Option Plan 2002 and 16,000,000 of the shares are registered to be offered or sold pursuant to the Royal Philips Electronics Long-Term Incentive Plan 2003.

(3)	Estimated solely for the purpose of computing the amount of the registration fee. Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, calculated on the basis of the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on March 24, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

        This registration statement on Form S-8 registers common shares, par value €0.20 per share of Royal Philips Electronics, which may be issued in connection with the plans set forth on the facing page of this registration statement. In addition, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Royal Philips Electronics Nonqualified Stock Purchase Plan. After giving effect to this filing, an aggregate of 5,609,460 shares of the registrant’s common stock have been registered pursuant to the Royal Philips Electronics Nonqualified Stock Purchase Plan.

        As permitted by Rule 428 under the Securities Act of 1933, as amended, this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the plans covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. Information set forth in this registration statement supersedes any previously filed information that is incorporated by reference into this registration statement. We incorporate by reference into this registration statement the following documents:

        (a)     Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (File No. 001-05146-01) filed with the Commission on March 14, 2003.

        (b)     The description of our common shares, par value 0.20 euro per share, contained in the registration statement on Form S-8 filed on June 13, 2000.

In addition, documents filed by Royal Philips Electronics under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are considered to be incorporated by reference and part of this registration statement as from the date they are filed.

Item 4.    Description of Securities

         Not applicable.

Item 5.    Interests of Named Experts and Counsel

         Not applicable.

Item 6.    Indemnification of Directors and Officers

        The articles of association of Royal Philips Electronics contain no provisions under which any member of its board of management or supervisory board or officers is indemnified in any manner against any liability which he may incur in his capacity as such. However, article 36 of the articles of association of Royal Philips Electronics provides: “Adoption by the General Meeting of Shareholders of the annual accounts ... without any express reservation made by the General Meeting of Shareholders shall have the effect of fully discharging the Board of Management and the Supervisory Board from liability for performance of their respective duties in the financial year concerned.”

        Under Netherlands’ law, this discharge is not absolute and would not be effective as to any matters not disclosed in the annual accounts and the report of the board of management, as presented to and adopted by the general meeting of shareholders.

        Members of the board of management, the supervisory board and certain officers of Royal Philips Electronics are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 7.    Exemption from Registration Claimed

         Not applicable.

Item 8.    Exhibits

Exhibit No.	Description

4.1	Royal Philips Electronics Corporate Stock Option Plan 2002.

4.2	Royal Philips Electronics Global Restricted Share Rights Program 2003 (part of Royal Philips Long-Term Incentive Plan 2003).

4.3	Royal Philips Electronics Global Stock Option Program 2003 (part of Royal Philips Long-Term Incentive Plan 2003).

4.4	Royal Philips Electronics Nonqualified Stock Purchase Plan (incorporated herein by reference to Exhibit 4.1. to Royal Philips Electronics’ registration statement on Form S-8, as filed with the Commission on June 13, 2000).

23.1	Consent of KPMG Accountants N.V.

24	Power of attorney (included on signature page).

Item 9.    Undertakings

        (a)     The undersigned registrant hereby undertakes:

            (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change set forth in this Registration Statement;

                 (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2)     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ROYAL PHILIPS ELECTRONICS

            Pursuant to the requirements of the Securities Act of 1933, as amended, KONINKLIJKE PHILIPS ELECTRONICS N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on March 28, 2003

KONINKLIJKE PHILIPS ELECTRONICS N.V.
By:	/s/ Arie Westerlaken

Name: Arie Westerlaken Title: General Secretary

            KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Belinda Chew his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on March 28, 2003.

Name	Title

/s/ G. J. Kleisterlee	President/CEO, Chairman of the Board of Management

G. J. Kleisterlee

/s/ J. H. M. Hommen	Vice-Chairman of the Board of Management and Chief Financial Officer

J. H. M. Hommen

/s/ A. P. M. van der Poel	Executive Vice-President, Member of the Board of Management

A. P. M. van der Poel

/s/ G. H. Dutiné	Executive Vice-President, Member of the Board of Management

G. H. Dutiné

II-1

/s/ A. Huijser	Executive Vice-President, Member of the Board of Management

A. Huijser

/s/ L. C. van Wachem	Chairman of the Supervisory Board

L. C. van Wachem

/s/ W. de Kleuver	Vice-Chairman and Secretary of the Supervisory Board

W. de Kleuver

Member of the Supervisory Board

L. Schweitzer

/s/ Sir Richard Greenbury	Member of the Supervisory Board

Sir Richard Greenbury

/s/ J-M. Hessels	Member of the Supervisory Board

J-M. Hessels

/s/ K. A. L. M. van Miert	Member of the Supervisory Board

K. A. L. M. van Miert

/s/ Belinda Chew	Duly authorized representative in the United States

Belinda Chew

II-2

SIGNATURE OF THE KONINKLIJKE PHILIPS ELECTRONICS N.V.
NONQUALIFIED STOCK PURCHASE PLAN

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, State of New York, on March 28, 2003.

ROYAL PHILIPS ELECTRONICS NONQUALIFIED STOCK PURCHASE PLAN
By:	/s/ Kevin Doran

	Name: Title:	Kevin Doran Chairman, Stock Purchase Plan Committee

II-3

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Royal Philips Electronics Corporate Stock Option Plan 2002.

4.2	Royal Philips Electronics Global Restricted Share Rights Program 2003 (part of Royal Philips Long-Term Incentive Plan 2003).

4.3	Royal Philips Electronics Global Stock Option Program 2003 (part of Royal Philips Long-Term Incentive Plan 2003).

4.4	Royal Philips Electronics Nonqualified Stock Purchase Plan (incorporated herein by reference to Exhibit 4.1. to Royal Philips Electronics’ registration statement on Form S-8, as filed with the Commission on June 13, 2000).

23.1	Consent of KPMG Accountants N.V.

24	Power of attorney (included on signature page).